UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WHITNEY INFORMATION NETWORK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Whitney Information Network, Inc.
1612 East Cape Coral Parkway
Cape Coral, Florida 33904

April 27, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2007 Annual Meeting of Shareholders of Whitney Information Network, Inc. The meeting will be held Wednesday, July 11, 2007, at 9:00 am Eastern Daylight Savings Time, in the Wealth Intelligence Academy® Training Center at 1630 Southeast 47th Terrace in Cape Coral, Florida.

At this meeting, you will be asked to:

(1)     Elect four directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)     Ratify the Board’s selection of independent auditors to audit our Consolidated Financial Statements for 2007;

(3)     Vote on two proposals described in the attached Proxy Statement; and

(4)     Transact any other business properly brought before the meeting.

The enclosed notice and Proxy Statement contain details about the business to be conducted at the meeting. You may also read the notice and Proxy Statement on our Web site at http://www.wincorporate.com/investors/proxy.aspx.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

An admission ticket is attached to the accompanying proxy card. Please retain it and bring it with you if you plan to attend the meeting.

Yours,

Russell A. Whitney
Chairman of the Board and Chief Executive Officer

Whitney Information Network, Inc.
1612 East Cape Coral Parkway
Cape Coral, Florida 33904

Notice of Annual Meeting of Shareholders

Time:	9:00 am Eastern Daylight Savings Time on Wednesday, July 11, 2007
Place:	Wealth Intelligence Academy® Training Center
1630 Southeast 47th Terrace Cape Coral, Florida 33904
Items of Business:	(1) Elect four directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
(2) Ratify the Board’s selection of independent auditors to audit our Consolidated Financial Statements for 2007.
(3) Vote on two proposals described in the attached Proxy Statement.
(4) Transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on June 1, 2007.
Annual Report:	A copy of our 2006 Annual Report is enclosed.
Date of Mailing:	Distribution of this notice, the Proxy Statement and the proxy form to shareholders is scheduled to begin on or about June 8, 2007.

By Order of the Board of Directors

Ronald S. Simon
Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the Internet. Please read the accompanying Proxy Statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

Whitney Information Network, Inc.
1612 East Cape Coral Parkway
Cape Coral, Florida 33904

PROXY STATEMENT
For Annual Meeting of Shareholders to be held on

Wednesday, July 11, 2007

The Board of Directors (the “Board of Directors” or the “Board”) of Whitney Information Network, Inc., a Colorado corporation (“WIN” or the “Company”), solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 am Eastern Daylight Savings Time, on Wednesday, July 11, 2007, in the Wealth Intelligence Academy® Training Center, at 1630 Southeast 47th Terrace, Cape Coral, Florida. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and most highly paid executive officers.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote on several important Company matters. In addition, our Management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this Proxy Statement.

Who may attend the annual meeting?

All shareholders of record as of June 1, 2007, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. The admission ticket attached to the enclosed proxy card is required for admission to the meeting.

Please note that if you hold shares in a “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of June 1, 2007, and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following four items of business at the annual meeting:

•      Elect four directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

•      Ratify the Board’s selection of independent auditors to audit our Consolidated Financial Statements for 2007;

•      Vote on expansion of the number of options available for issuance under the 1998 Stock Option Plan;

•      Vote on the adoption of an employee stock purchase plan.

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned WIN common stock as of the close of business on the record date, June 1, 2007. Each share of WIN common stock is entitled to one vote. As of April 27, 2007, WIN had 11,738,587 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this Proxy Statement for election to the Board, “FOR” the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors, “FOR” the expansion of the number of options available for issuance under the 1998 Stock Option Plan: and “FOR” the adoption of an employee stock purchase plan.

How do I vote before the meeting?

If your shares are held with our transfer agent, Corporate Stock Transfer, you have two voting options:

  through the Internet, which we encourage if you have Internet access, at our address shown below; or
  by mail, by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this Proxy Statement.

If your shares are held with your broker, a separate set of instructions will be provided with your voting options.

Please note that if you elect to vote through the Internet, do not mail back your proxy card. Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your proxy card carefully.

If you choose to vote through the Internet, you will be responsible for any costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

For shares registered directly in the name of the shareholder. Shareholders with shares registered directly in their name in the Company’s stock records maintained by our transfer agent, Corporate Stock Transfer, may vote their shares:

•      by submitting their proxy through the Internet at the following Web address: www.vote.corporatestock.com; and

•      by mailing their signed proxy card.

Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted through the Internet as described above must be received by 11:59 pm, Eastern Daylight Savings Time, on Tuesday, July 10, 2007.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•      signing another proxy card with a later date and returning it to us prior to the meeting;

•      voting again by telephone or through the Internet prior to 11:59 pm, Eastern Daylight Savings Time, on Tuesday, July 10, 2007;

•      giving written notice to the Secretary of the Company; or

•      voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

Who will count the votes?

Representatives of Corporate Stock Transfer will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•      FOR the election of the four nominees for directors named in this Proxy Statement;

•      FOR the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the year ending December 31, 2007;

•      FOR the expansion of the number of options available for issuance under the 1998 Stock Option Plan; and

•                  FOR the adoption of an employee stock purchase plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Corporate Stock Transfer which may be reached at (303) 282-4800.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the proposal to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the year ending December 31, 2007 are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered “routine” under applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker nonvote.”

How can I attend the meeting?

The Annual Meeting is open to all holders of WIN common stock as of the close of business on June 1, 2007, or their duly appointed proxies. You will need an admission ticket or proof of ownership of WIN’s common stock to enter the meeting. If you are a registered owner, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a WIN shareholder. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN WIN COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the outstanding shares of WIN common stock, as of June 1, 2007, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

The nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” to vote for a particular nominee or nominees, or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to vote for a particular nominee or nominees or for all nominees, your proxy will be voted FOR each of the director nominees named in this Proxy Statement.

In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required to tender his or her resignation following certification of the shareholder vote.

The Governance and Nominating Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason.

How many votes are needed to approve the other proposals?

Each of the Company’s proposals will be considered separately. The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors and the proposals must receive the “FOR” vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the meeting. For each of these items, you may vote “FOR”, “AGAINST” OR “ABSTAIN”. Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposals. Broker nonvotes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker nonvotes will not affect the outcome of any of the matters to be voted on at the meeting.

What if other matters are presented for consideration at the Annual Meeting?

As of the date of this Proxy Statement, our Management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

The business and affairs of WIN are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align Management and shareholder interests. Highlights of our corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

Our Board of Directors presently consists of four directors whose terms expire at this Annual Meeting.

As discussed in more detail later in this section, the Board has determined that two of our directors are independent.

How often did the Board meet in 2006?

The Board of Directors met seven times in 2006. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member (held during the period he or she served as a director).

What is the Board’s policy regarding director attendance at the Annual Meeting of Shareholders?

The Board of Directors’ policy is that all directors should attend the Annual Meeting. This policy applies to the 2007 Annual Meeting.

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees.

Name of Committee and Members	Functions of the Committee	Number of meetings in 2006
Audit: Chester P. Schwartz, Chair	• Possesses sole authority regarding the selection and retention of independent auditors	7
Frederick A. Cardin	• Reviews and approves the cost and scope of audit and nonaudit services provided by the independent auditors
	• Reviews the independence, qualification and performance of the independent auditors
	• Reviews the adequacy of the Company’s internal systems of accounting and financial control
	• Reviews the annual audited Consolidated Financial Statements and results of the audit with Management and the independent auditors
	• Reviews the Company’s accounting and financial reporting principles and practices including any significant changes

•  Advises the Board with respect to Company policies and procedures regarding compliance with applicable laws and regulations and the Company’s worldwide Code of Conduct, Code of Ethics and Related Party Transactions Policy

The Board of Directors has determined that both of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and that Mr. Schwartz, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations.

Compensation: Frederick A. Cardin, Chair* Chester P. Schwartz	• Oversees the Company’s executive compensation plans and programs and reviews and recommends changes to these plans and programs	3
	• Monitors the performance of the Chief Executive Officer and other senior executives officers in light of corporate goals set by the Committee
	• Reviews and approves the compensation of the Chief Executive Officer and other senior executive officers
	• Reviews management succession planning
The Board has determined that both of the members of the Compensation Committee are independent within the meaning of within the meaning of Section 16 of the Securities Exchange Act of 1934.
Governance and Nominating:	• Identifies and proposes to the Board suitable candidates for Board membership	-
Frederick A. Cardin, Chair* Chester P. Schwartz	• Advises the Board on matters of corporate governance
	• Reviews and reassesses from time to time the adequacy of the Company’s Corporate Governance Guidelines
	• Receives comments from all directors and reports annually to the Board with assessment of the Board’s performance
	• Prepares and supervises the Board’s annual review of director independence
The Board has determined that both of the members of the Governance and Nominating Committee are independent.

* As of March 29, 2007.

How are directors compensated?

Employee Directors. Employee directors do not receive additional compensation for serving on the Board of Directors.

Nonemployee Directors Annual Compensation. The annual compensation for each director who is not an employee of WIN is discussed under “Director Compensation”.

How much WIN stock do the directors own?

Stock ownership information for each director nominee and continuing director is shown in the section “Stock Ownership Information”.

How does the Board determine which directors are considered independent?

The Board undertook its annual review of director independence in April 2007. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its Management, with the exception of Russell A. Whitney and Ronald S. Simon. Mr. Whitney is not considered an independent director because of his employment as Chairman and Chief Executive Officer, and Mr. Simon is not considered an independent director because of his employment as Co-President and Chief Operating Officer and Secretary of the Company.

In determining that the other directors did not have a material relationship with the Company, the Board determined that Messrs. Cardin and Schwartz had no other relationship with the Company other than their relationship as director, except as noted below. The Board did note that the wife of Mr. Schwartz invested in Alico Investors I, LLC, a limited liability company that has sold or is selling membership interests to our students and others. Our Vice President, Marketing, one of our external attorneys, some of our independent contractors, and some students are also investors. Mr. Schwartz’s wife was initially part of this limited liability company but later withdrew. Alico Investors I, LLC subsequently refunded the investment and Mr. Schwartz is no longer associated with this project. The Company does not receive any remuneration from this limited liability company. Separately, Mr. Cardin is on the board of advisors of a private company that WIN may do business with in the future. The Board determined that these relationships were not material to Messrs. Schwartz and Cardin.

What are the Company’s policies and procedures with respect to related person transactions?

The Board of Directors adopted a Related Party Transaction Policy for the review of related person transactions, which is available on our Web site at http://www.wincorporate.com/corpgov.htm. Under these policies and procedures, the Audit Committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 are subject to the Committee’s review. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. “Immediate family member” is defined as any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of any executive officer, director, nominee for director, or holder of more than 5% of any class of the Company’s voting securities. The related party transactions policy requires all Named Executive Officers, other executives, directors and affiliated holders of more than 5% of any class of Company stock, to complete and sign a related person transaction disclosure questionnaire on a quarterly basis. This questionnaire must disclose any related person transactions that have occurred the previous quarter or that are planned to occur during the upcoming year. An “indirect” interest of a related person in a transaction includes a related person serving as an officer or employee of, or being a significant investor or equity holder in, an entity that is a party to a transaction with the Company.

Exemptions from this policy include:

•                  payment of compensation by the Company to its officers or directors for service to the Company in their stated capacity;

•                  transactions available to all employees or all shareholders of the Company on the same terms; and

•                  transactions, which when aggregated for any related person, involve equal to or less than $120,000 in a fiscal year.

Transaction details required for disclosure include:

•                  name of the related person and the basis on which the person is a related person;

•                  the related person’s interest in the transaction with the Company, including the related person’s position(s) or relationship(s) with, or ownership in, a firm, corporation, or other entity that is a party to, or has an interest in, the transaction;

•                  the approximate dollar value of the amount involved in the transaction;

•                  in the case of indebtedness, disclosure of the amount involved in the transaction shall include the largest aggregate amount of principal outstanding during the period for which disclosure is provided, the current amount outstanding, and the amount of interest paid or payable; and

•                  any other information that is material to investors.

The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related person transaction:

•                  fairness of the terms for the Company;

•                  materiality of the transaction;

•                  role of the related person in the transaction;

•                  structure of the transaction; and

•                  interests of all related parties in the transaction.

The Audit Committee will only approve a related person transaction if the Audit Committee determines that the terms of the related person transaction are beneficial and fair to the Company.

Approval of a related party transaction may be conditioned upon the Company and the related person taking any or all of the following additional actions, or any other actions that the Audit Committee deems appropriate:

•                  requiring the related person to resign from, or change position within, an entity that is involved in the related person transaction with the Company;

•                  assuring that the related person will not be directly involved in negotiating the terms of the related person transaction or in the ongoing relationship between the Company and the other persons or entities involved in the related person transaction;

•                  limiting the duration or magnitude of the related person transaction;

•                  requiring that information about the related person transaction be documented and that reports reflecting the nature and amount of the related person transaction be delivered to the Committee on a regular basis;

•                  requiring that the Company have the right to terminate the related person transaction by giving a specified period of advance notice; or

•                  appointing a Company representative to monitor various aspects of the related person transaction.

It is Company policy that the Committee shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the Committee for their review and ratification. The Board is aware of all current related party transactions which has been disclosed in this 2007 Proxy Statement or in the 2006 Annual Report on Form 10-K.

How does the Board select nominees for the Board?

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as Management and shareholders. The Committee’s charter provides that it may retain a third party executive search firm to identify candidates from time to time. Currently, the Committee has not retained a search firm.

The Committee’s assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Governance and Nominating Committee determines are relevant in light of the needs of the Board of Directors. The Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of Management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, it is expected that each Committee member will interview the prospective nominee in person or by telephone before the prospective nominee is presented to the full Board for consideration. After completing this evaluation and interview process, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

For a shareholder to submit a candidate for consideration by the Governance and Nominating Committee, a shareholder must notify WIN’s Corporate Secretary. To make a director nomination at the 2008 Annual Meeting, a shareholder must notify WIN’s Secretary no later than January 31, 2008. Notices should be sent to: Corporate Secretary, Whitney Information Network, Inc., 1612 East Cape Coral Parkway, Cape Coral, FL 33904. In either case, the notice must contain the information described on pages 38 and 39.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with individual directors, the nonmanagement directors as a group or the entire Board may do so by writing to the Governance and Nominating Committee, c/o General Counsel, 1612 East Cape Coral Parkway, Cape Coral, FL 33904. The Governance and Nominating Committee of the Board has approved a process for handling letters received by the Company and addressed to individual directors, nonmanagement members of the Board or the Board. Under that process, the General Counsel of the Company reviews all such correspondence and regularly forwards to a designated individual member of the Governance and Nominating Committee copies of all such correspondence (except we do not forward commercial correspondence and correspondence duplicative in nature; however, we will retain duplicate correspondence and all duplicate correspondence will be available for directors review upon their request) and a summary of all such correspondence. The designated director of the Governance and Nominating Committee will forward correspondence directed to individual directors as he or she deems appropriate. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairperson and handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from shareholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

What are the Company’s policies on reporting of concerns regarding accounting?

The Audit Committee has established policies on reporting concerns regarding accounting and other matters in addition to our policy on communicating with our nonmanagement directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to our General Counsel. If any person believes that he or she should communicate with our Audit Committee Chair, he or she may do so by writing to him at c/o Whitney Information Network, Inc. 1612 East Cape Coral Parkway, Cape Coral, FL 33904. In addition, a person who has such a concern about the conduct of the Company or any of our employees may discuss that concern on a confidential or anonymous basis by contacting our Compliance Counsel at (239) 542-0643.

What are the Company’s governance policies and ethical guidelines?

•                  Board Committee Charters. The Audit, Compensation and Governance and Nominating Committees of the WIN Board of Directors operate pursuant to written charters. These charters were approved by the Board of Directors and reflect certain best practices in corporate governance, as well as comply with the Sarbanes-Oxley Act of 2002 and the rules issued thereunder. Each charter is available on the Company’s Web site at http://www.wincorporate.com/corpgov.htm and is available in print to any shareholder who requests it.

•                  Code of Conduct and Code of Ethics. Our Board of Directors adopted a worldwide Code of Conduct and a Code of Ethics that embody our commitment to conduct business with the highest ethical standards. The Code of Conduct provides principles and standards by which directors, officers and employees will conduct themselves. To the extent possible, the Code of Conduct has been made available to all independent contractors and key vendors involved with our Company.

In addition to the Code of Conduct, our directors, executive officers and senior financial officers are also subject to the Code of Ethics and are expected to adhere to the principles and procedures set forth. We filed a copy of our Code of Ethics with the United States Securities and Exchange Commission. Both the Code of Conduct and the Code of Ethics are posted on the Corporate Governance section of our Web site at http://www.wincorporate.com/corpgov.htm.

In accordance with the Sarbanes-Oxley Act of 2002, we have adopted procedures to facilitate the submission, on a confidential and anonymous basis, of complaints, reports and concerns by any person regarding (1) accounting, internal accounting controls or auditing matters, (2) actual or potential violations of laws, rules or regulations, and (3) other suspected wrongdoing, including those in connection with our Code of Conduct.

What other significant Board practices does the Company have?

•                  Private executive sessions. Our nonmanagement directors meet at executive sessions during our established Board of Director meetings and telephonically. These executive sessions are attended only by the nonmanagement directors.

•                  Advance materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors in advance of the meeting to allow careful review prior to the meeting.

What access do the Board and Board committees have to Management and to outside advisors?

•                  Access to Management and employees. Directors have full and unrestricted access to the Management and employees of the Company. Additionally, key members of Management present information at Board meetings about the results, plans and operations of the business within their areas of responsibility.

•                  Access to outside advisors. The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Governance and Nominating Committee has the sole authority to retain search firms to be used to identify director candidates. The Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

Does the Company require stock ownership by directors?

WIN directors receive a significant portion of their annual compensation in stock. The Company believes that the increased emphasis on the equity component of director compensation serves to further align the directors with the interests of our shareholders.

MATTERS REQUIRING SHAREHOLDER ACTION

ITEM 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The four directors nominated by the Governance and Nominating Committee of the Board of Directors for election this year to hold office until the 2008 Annual Meeting and until their respective successors are elected and qualified are:

Russell A. Whitney Age 51 Director since 1998 Founder, Chairman of the Board and Chief Executive Officer of the Company

Russell A. Whitney is our founder and has been our Chief Executive Officer of the Company and its predecessors since 1987. Mr. Whitney is also an active real estate investor for his own account and has written and published several books on wealth building topics.

Ronald S. Simon Age 64 Director since 1998 Co-President and Chief Operating Officer and Secretary of the Company

Ronald S. Simon was elected to his current position by the Board of Directors in 2006. He is a Certified Public Accountant and had been our Acting Chief Financial Officer from 2004 through 2006 and a member of our Board of Directors since 1998. Mr. Simon was a self-employed certified public accountant from 1987 until he joined us as our Chief Financial Officer in 1998. In 2002, he was appointed our Executive Vice President. Mr. Simon holds a Bachelor of Science degree in accounting from the University of Illinois.

Frederick A. Cardin Age 60 Director since 2003 Managing Director, Harvard Growth Strategies

Frederick A. Cardin has been a director since 2003. Since 1996, he has been managing director of Harvard Growth Strategies, a consulting firm which advises clients on business strategies, financing and marketing. From 1974 to 1981, he was a member, and subsequently a partner and a director, of the Cambridge Research Institute, a strategic planning consulting firm in Cambridge, Massachusetts. From 1970 to 1971 he held a faculty appointment in international finance at the Harvard Business School. Dr. Cardin earned his Masters of Business Administration with distinction and his Doctorate in Finance from the Harvard Graduate School of Business Administration. He earned a Bachelor’s degree in economics summa cum laude from Tufts University.

Chester P. Schwartz Age 61 Director since 2003 Managing Principal, New Market Opportunity Fund, LLC

Chester P. Schwartz has been a director since 2003. Since 1970, he has been engaged in the private practice of law in Denver, Colorado, specializing in real estate and commercial law. Since 2000, Mr. Schwartz has been a partner at Campbell Bohn Killin Brittan & Ray, LLC. Since 2006, Mr. Schwartz has been the managing principal of a company engaged in commercial real estate development activities involving the utilization of federal income tax credits. He earned a Bachelor of Science degree in business administration and accounting and a Juris Doctor degree from the University of Colorado.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2008 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Governance and Nominating Committee, all of the aforementioned nominees are standing for reelection.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THESE NOMINEES

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

A plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that the four nominees receiving the highest number of votes cast at the meeting will be elected.

However, in an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

The Governance and Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance and Nominating Committee recommendation or Board action regarding whether to accept the resignation offer.

The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason.

ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

What am I voting on?

A proposal to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as our independent auditors for fiscal year 2007. The Audit Committee of the Board of Directors has selected EKS&H to audit our Consolidated Financial Statements. During 2006, EKS&H served as our independent auditors and also provided other audit-related and nonaudit services.

Will a representative of EKS&H be present at the meeting?

Representatives of EKS&H will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If the selection of EKS&H is not ratified, the Audit Committee will reconsider the selection of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THIS PROPOSAL

What fees did we pay to EKS&H for audit and other services for the years ended December 31, 2006 and 2005?

The following table presents fees for professional audit services rendered by EKS&H, our independent auditor, for the audit of our Consolidated Financial Statements for 2006 and 2005, and fees billed for other services rendered by EKS&H (in thousands).

	Years ended December 31,
	2006	2005
Audit fees	$400	$340

Audit-related fees (1)	25	29

Tax fees	115	75

All other fees (2)	570	234

Total fees	$1,110	$678

(1)          Primarily includes the fees for the audit of our 401(k) plan.

(2)          Primarily relates to the filing registration statements on Form S-1 for Whitney Information Network, Inc. and EduTrades, Inc.(EduTrades, Inc. filing was subsequently withdrawn), with the United States Securities and Exchange Commission.

What is the Company’s policy regarding the approval of audit and nonaudit services?

The Audit Committee has implemented a policy for the preapproval of all audit and permitted nonaudit services, including tax services, proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or preapprove engagements pursuant to the Audit Committee’s preapproval policy. The Audit Committee may delegate preapproval authority to one of its independent members, and has currently delegated preapproval authority up to a certain amount to its Chairperson.

Preapprovals for services are generally presented throughout the year to the Audit Committee. In considering preapprovals, the Audit Committee reviews a description of the scope of services falling within predesignated services and imposes specific budgetary guidelines. Preapprovals of designated services are generally effective for the succeeding 12 months.

Any incremental audit or permitted nonaudit services which are expected to exceed the relevant budgetary guideline must be preapproved. Preapproval of any individual engagement may be granted not more than one year before commencement of the relevant service unless the Audit Committee approves a longer period.

Our Vice President, Finance monitors services provided by the independent auditors and overall compliance with the preapproval policy. The Vice President, Finance prepares reports periodically to the Audit Committee about the status of outstanding engagements, if any, including actual services provided and associated fees, and must promptly report any noncompliance with the preapproval policy to the Chairperson of the Audit Committee.

The Audit Committee charter is available on the Company’s Web site at http://www.wincorporate.com/corpgov.htm.

ITEM 3: PROPOSAL
Vote on expansion of the number of options available for issuance under the 1998 Stock Option Plan
(Item 3 on the Proxy Card)

What am I voting on?

A proposal to ratify the expansion of the number of options available for issuance under the 1998 Stock Option Plan. The Board of Directors approved on May 17, 2006 the expansion of the number of stock options available for grant under the 1998 Stock Option Plan from 2,187,500 to 3,437,500, or an incremental 1,250,000 stock options available for grant.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

ITEM 4: SHAREHOLDER PROPOSAL
Vote on the adoption of an employee stock purchase plan
(Item 4 on the Proxy Card)

What am I voting on?

A proposal to approve the adoption of an employee stock purchase plan. The Company is looking to provide an attractive benefit to its employees while expanding the shareholder base of its common stock. An employee stock purchase plan (ESPP) has been drafted, subject to shareholder approval, which will provide our employees the opportunity to purchase the Company’s common stock, on an after-tax basis through accumulated payroll deductions, at a 15% discount to the fair market value.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

STOCK OWNERSHIP INFORMATION

Who are our largest shareholders?

This table shows ownership information for each WIN shareholder known by our Management to be the owner of 5% or more of WIN common stock. This information is presented as of March 31, 2007, and is based on stock ownership reports on Schedule 13G or Schedule 13D filed by each of these shareholders with the SEC and provided to us. Each person holds record and beneficial ownership and has sole voting and investment power with respect to the shares of common stock shown.

Name of owner	Number of shares(1)	Percent of class
Russell A. Whitney(2)	5,240,309	44.6%
Whitney Information Network, Inc.
1612 East Cape Coral Parkway
Cape Coral, Parkway 33904
Prides Capital Fund I, LP (3)	1,650,000	14.1
Kevin A. Richardson II
Prides Capital Fund I, LP
c/o Prides Capital LLC
200 High Street, Suite 700
Boston, MA 02110
Springhouse Capital, LP(3)	1,033,600	8.8
Brian Gaines
Springhouse Capital, LP
535 Madison Avenue, 30th Floor
New York, NY 10022

(1)          In accordance with SEC rules, this column includes shares that may be acquired pursuant to stock options and common stock purchase warrants that are or will become exercisable within 60 days.

(2)          Includes 13,909 shares of common stock and 133,450 stock options held by Mr. Whitney and members of his family. All of Mr. Whitney’s shares of common stock are held in International Securities 3, LLC, a limited liability company owned by Mr. Whitney and Ms. Whitney and managed by Mr. Simon.

(3)          Based on Schedule 13G or Schedule 13D filed with the SEC.

How much WIN common stock is owned by our directors and executive officers?

The following table shows the beneficial ownership of WIN common stock as of March 31, 2007 for:

•                  each of our nominees for election as directors;

•                  each of the Named Executive Officers named in the “Summary Compensation Table”; and

•                  all directors and Named Executive Officers as a group.

Unless we note otherwise, each of the following persons and their family members has sole voting and investment power with respect to the shares of common stock beneficially owned by him or her. None of the persons in this table hold in excess of 5% of the outstanding WIN common stock, except for Mr. Whitney and Ms. Whitney who beneficially own approximately 44.6%. Directors and executive officers as a group beneficially own approximately 51.9%.

The number of shares beneficially owned by each director and Named Executive Officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

Each person holds record and beneficial ownership and has sole voting and investment power with respect to the shares of common stock shown. The address of all of Named Executive Officers and directors is in our care at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904.

Name of owner	Number of shares(2)	Percent of class
Russell A. Whitney(1)	5,240,309	44.6%
Alfred R. Novas	57,500		*
Ronald S. Simon(1)	428,175	3.6
John F. Kane	300,833	2.6
Marie B. Code	12,780		*
Frederick A. Cardin	23,750		*
Chester P. Schwartz	26,788		*
All officers and directors as a group (seven persons)	6,090,135	51.9%

*                 Less than 1%

 (1)  Includes 13,909 shares of common stock and 133,450 stock options held by Mr. Whitney and members of his family. All of Mr. Whitney’s shares of common stock are held in International Securities 3, LLC, a limited liability company owned by Mr. Whitney and Ingrid Whitney and managed by Mr. Simon.

 (2)  The amounts shown for Messrs. Whitney, Novas, Simon, Kane and Ms. Code, nonemployee directors and the group of all directors and executive officers include beneficial ownership of the following shares that may be acquired within 60 days pursuant to stock options awarded under our employee or director incentive compensation plans:

	Russell A. Whitney	Alfred R. Novas	Ronald S, Simon	John F. Kane	Marie B. Code	Non- Employee Directors	All directors and executive officers as a group
Shares which may be acquired within 60 days pursuant to stock options	133,450	57,500	293,000	75,000	12,500	36,250	607,700

Section 16(a) beneficial ownership reporting compliance

In 2006, the following directors and officers (current and former) subject to Section 16 of the Exchange Act failed to file Form 4 on a timely basis:

Number of late filings
Russell A. Whitney	2
Ronald A. Simon	1
John F. Kane	1
Nicholas S. Maturo	1
Frederick A. Cardin	1
Chester P. Schwartz	1

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2006 compensation for the officers named in the Summary Compensation Table (the “Named Executive Officers”), which begins on page 26.

Our Compensation Committee

Our Compensation Committee of the Board administers our executive compensation programs. This committee is composed entirely of independent directors. The Compensation Committee operates pursuant to its charter which can be found at http://www.wincorporate.com/corpgov.htm. The charter, adopted in March 2007, will be reviewed annually by the Compensation Committee. The Compensation Committee determines how many times it will meet, which will not be less than three times per year. In 2006, the Compensation Committee met three times and in executive session three times during 2006. The Compensation Committee sets a calendar for each year and determines agenda items for each meeting, in consultation with the Company’s Co-President and Chief Financial Officer.

Pursuant to its charter, our Compensation Committee may retain outside compensation consultants, lawyers or other advisors. The Compensation Committee has retained an independent consultant, Mercer Human Resources Consulting, to advise the Compensation Committee on certain compensation matters. For 2006, the Compensation Committee told Mercer that:

•                  they were to act independently of Management and at the direction of the Compensation Committee,

•                  their ongoing engagement would be determined by the Compensation Committee,

•                  they were to keep the Compensation Committee informed of trends and regulatory developments,

•                  they were to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us and assist the committee in its determination of the annual compensation package for our Chief Executive Officer, and

•                  they were to provide an analysis of the reasonableness of our executives’ not having change in control agreements.

Mercer does not provide any other services to us.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain highly qualified employees through competitive compensation and benefit programs, to reward our employees for personal contributions that grow the business and to maximize shareholder returns through pay programs.

Our philosophy, which the Compensation Committee reviews annually, is to:

•                  reward performance versus entitlement,

•                  pay our managers and executives like owners,

•                  design pay programs at all levels that are aligned with employee, student and shareholder metrics, and

•                  emphasize long term incentive compensation.

We consider all elements of compensation annually in the first quarter of the fiscal year related to the prior fiscal year, in order to take into consideration the relationship between all the elements at the time that determinations are made.

A significant percentage of total compensation is allocated to incentives, which consist of annual incentive compensation and stock appreciation, as a result of the philosophy mentioned above. There is no preestablished policy or target for the allocation between either cash and noncash or short term and long term incentive compensation. Rather, our Compensation Committee considers information provided by Mercer Human Resources Consulting, among other factors, to determine the appropriate level and mix of incentive compensation.

The members of our Senior Executive Management Team include our Chief Executive Officer, Co-President and Chief Financial Officer, Co-President and Chief Operating Officer, Executive Vice President, Operations and our General Counsel.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Senior Executive Management Team, including those for our Chief

Executive Officer and the Named Executive Officers. Our Compensation Committee reviews, and in conjunction with the entire Board and our Chief Executive Officer, makes all compensation decisions for the Senior Executive Management Team. The Board of Directors reviews the annual compensation package of our Chief Executive Officer.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other Senior Executive Management members, receive the recommendations of the Chief Executive Officer on the Senior Executive Management Team compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Senior Executive Management Team member who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for executives other than our Chief Executive Officer, our Compensation Committee considers data which was obtained from the consulting firm of Mercer Human Resources Consulting, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long term incentives for the Senior Executive Management Team below our Chief Executive Officer. The data from this consulting firm’s surveys reflect compensation practices of education industry companies with annual revenues and free cash flow, which is similar in size to the Company, for executives with responsibilities cutting across the entire enterprise (“survey data”). The Compensation Committee believes that targeting compensation in this manner appropriately reflects the labor market for Company executives.

With respect to reviewing and setting 2006 compensation for the Senior Executive Management Team, the Compensation Committee reviewed data by Mercer Human Resources Consulting from similar education industry companies. Mercer Human Resources Consulting provided a comprehensive review for the Compensation Committee using data from its own survey data base for a select group of companies. The select group of companies were comparably sized and in related or similar industry segments. This group consisted of the following companies:

•                  Corinthian Colleges, Inc.

•                  Bright Horizons Family Solutions, Inc.

•                  Franklin Covey Co.

•                  Strayer Education, Inc.

•                  INVESTools Inc.

•                  eCollege.com

•                  Universal Technical Institute, Inc.

•                  Lincoln Educational Services Corporation

The survey data reflects companies with annual median revenues of $387.6 million. The Compensation Committee determined, based on input from Mercer Human Resources Consulting, that it was appropriate to use data for these companies, albeit with larger revenue base, since their free cash flow and Adjusted EBITDA characteristics were more comparable to the Company’s.

Mercer Human Resources Consulting reviewed the following elements of compensation of the surveyed companies:

•                  base salary

•                  total cash compensation

•                  long term incentives

•                  total direct compensation

•                  total direct compensation mix

•                  compensation relative to performance against peers

Moreover, the following equity compensation program elements have been reviewed by Mercer Human Resources Consulting:

•                  aggregate equity overhang

•                  annual equity grant rate

•                  executive ownership and carried equity interest

Mercer Human Resources Consulting used competitive market data that originated from two primary resources:

•                  proxy statements from peer companies

•                  published compensation surveys

Elements of Compensation

For the 2006 fiscal year, the principal components of compensation for Named Executive Officers were:

•                  base salary

•                  performance-based annual incentive compensation

•                  long term incentive compensation

•                  perquisites for the Chief Executive Officer

Base salary

We provide Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Our Compensation Committee reviews each Named Executive Officer’s salary and performance annually. Market data from the survey group is used to determine base salary ranges for Named Executive Officers based on the position and responsibility. A Named Executive Officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal equity considerations. Specific salary increases take into account these factors and the current market for management talent.

Annual incentive compensation

WIN annual incentive plan is a cash based, pay-for-performance annual incentive plan and applies to approximately 100 employees in the Company. It is designed to reward our senior managers and executives for Company and individual performance that drive shareholder value. The program formula, adopted in April 2007, has the following components:

Base Salary	x	Annual Target Bonus Percentage	x	Company Performance Factor	x	Individual Performance Factor	=	Bonus Payout Award

Regarding the fiscal year ended December 31, 2006, the Compensation Committee met, considered and concurred with the Mercer Human Resources Consulting recommendations.

In discussions with Management at a Board meeting in March 2007, and taking into consideration the extra workload and stressful environment resulting from parallel investigations in 2006, coupled with individual performance and retention considerations, the Board and Management compromised on an annual incentive payout which was substantially higher than previously contemplated by the Compensation Committee.

The chart below provides the calculation of each Named Executive Officer’s 2006 annual incentive:

	Base salary at December 31, 2006	2006 annual incentive award(c)
Russell A. Whitney	$600,000	$562,500
Alfred R. Novas (a)	275,000	281,250
Ronald S. Simon	300,000	281,250
John F. Kane	250,000	150,000
Marie B. Code (b)	200,000	212,500

(a)           Mr. Novas commenced employment with the Company on January 16, 2006.

(b)           Ms. Code was paid a discretionary bonus in May 2006 in the amount of $100,000, which is included in $212,500.

(c)           The 2006 annual incentive award was accrued as of December 31, 2007, but has not been paid as of April 27, 2007. It is expected that the 2006 annual incentive awards will be paid in the near future.

Long term incentive compensation

The principal purpose of our long term incentive compensation is to motivate our executives to help us achieve our long range performance goals that will enhance our value and, as a result, enhance the price of our stock and our shareholders’ returns on their investments. According to Mercer Human Resources Consulting, the Company’s long term incentives are well below the 50th percentile.

From time to time, the Compensation Committee grants stock options to selected employees in addition to the regular annual grant in recognition of superlative performance and an extraordinary impact on business results. The Compensation Committee must approve awards to executives on the Senior Executive Management Team. These stock options have ten year contractual terms and vest 25% upon grant and ratably over the next three years. The Compensation Committee did not grant any stock options related to 2006, except for 25,000 stock options granted in February 2006 to Mr. Novas at an exercise price of $7.60 per share. In March 2007, a stock option grant was provided to Mr. Novas for 180,000 shares of common stock at an exercise price of $4.18 per share.

Awards are also made at the discretion of the Chief Executive Officer, and consultation of the Co-President and Chief Financial Officer and Co-President and Chief Operating Officer in the case of employees below the Senior Executive Management Team level.

Deferred compensation plans

The Company does not have a deferred compensation plan.

Retirement benefits

The Company does not provide retirement benefits beyond contributions to a 401(k) Plan.

Medical, dental, life insurance and disability coverage

We provide other benefits such as medical, dental, life insurance and disability coverage to each Named Executive Officer in benefits plans which are also provided to all eligible U.S. based salaried employees. Eligible employees, including the Named Executive Officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. The value of these benefits is not included in the Summary Compensation Table since they are made available on a companywide basis to all U.S. based salaried employees.

Perquisites

For the Senior Executive Management Team members below the Chief Executive Officer, we do not provide for any material perquisites. Mr. Simon is reimbursed for use of a Blackberry® device and Ms. Code is issued a Company owned Blackberry®. Certain temporary housing expenses were covered by the Company in connection with Mr. Novas’ relocation to Southwest Florida.

Our Chief Executive Officer received $7,500 for expenses associated with the usage of a Company owned automobile. The Company also pays directly for the use of a Blackberry® device. Mr. Whitney used the corporate jet for personal use and the benefit of certain services by Company employees. Mr. Whitney will reimburse the Company for the personal use of Company employee services. The values of these perquisites are included in the Summary Compensation Table in the column headed “All Other Compensation.”

As of March 16, 2007, Mr. Whitney reimburses the Company for personal use of the Corporate jet at the incremental variable cost associated with each trip which is calculated as a portion of the aircraft fuel, hanger cost, flight crew, travel fees, landing fees and catering costs. Other Named Executive Officers may use corporate aircraft for personal use with the prior approval of Mr. Whitney. In addition, depending on seat availability, family members of Named Executive Officers may travel on the Company aircraft to accompany executives who are traveling on business. There is no incremental cost to the Company for these trips.

The incremental cost of personal use, and the method used to calculate this cost, by Mr. Whitney is reported on page 27. No other Named Executive Officer used the Company aircraft for personal travel in 2006.

Payments upon termination of employment

The Company does not have agreements concerning payments upon termination of employment, including in the case of a change in control of the Company.

Compensation of our Chief Executive Officer

Our Board conducts an evaluation of the performance of our Chief Executive Officer, Russell A. Whitney, which includes a review of his leadership in the development and implementation of strategies; his leadership pertaining to business execution and the achievement of results and his development of diversity and management talent.

Mr. Whitney’s base compensation for 2006 was $600,000. The Compensation Committee approved this level of pay based on the demonstrated strength and effectiveness of Mr. Whitney’s performance in 2005. In coming to this determination, the Compensation Committee noted that Mr. Whitney’s base salary is above the 75th percentile for the survey group.

The Compensation Committee met, considered and concurred with the Mercer Human Resources Consulting recommendation with respect to Mr. Whitney’s compensation.

In discussions with Management at a Board meeting in March 2007, and taking into consideration the extra workload and stressful environment resulting from parallel investigations in 2006, the Board and Mr. Whitney compromised to an annual incentive payout which was higher than originally contemplated by the Compensation Committee. Mr. Whitney earned an annual incentive cash payment for 2006 performance of $562,500. In 2006, the Compensation Committee did not approve any stock option grants for Mr. Whitney.

Mr. Whitney’s employment agreement expires at the end of 2007 and automatically renews annually and continues year to year unless terminated by the Company or Mr. Whitney.

Family members receiving compensation from the Company

Ingrid Whitney, Thea Whitney and Russell W. Whitney, Jr. are the wife, daughter and son, respectively, of Russell A. Whitney, our Chairman and Chief Executive Officer. Ingrid and Thea Whitney are employees of our Company since its inception whose total compensation in 2006, calculated in a manner consistent with the Total column of the Summary Compensation Table, was approximately $101,130 and $114,750, respectively, in 2006. Russell W. Whitney, Jr. is an independent contractor and free introductory workshop instructor of our Company with an approximate total compensation in 2006 of $305,750. We believe the pay of these individuals to be generally consistent with that of our other employees at similar levels and independent contractors whose primary function is a free introductory workshop instructor.

Timothy Kane, nonexecutive employee of our Company is the brother of John Kane, our Executive Vice President, Operations.  His compensation in 2006, consisting of base salary and sales commissions, calculated in a manner consistent with the Total column of the Summary Compensation Table, was $360,593. We believe that the compensation paid to this employee is consistent with that of other employees at a similar level.

The Audit Committee does not review the retention of these individuals each year nor does it approve the individuals’ level of compensation. Instead, as to levels of compensation, the Audit Committee relies on the approval procedures of the Compensation Committee.

Dividends and warrant proceeds

Mr. and Ms. Whitney indirectly received $5.0 million and $2.3 million in 2006 in dividends and warrant proceeds, respectively, that relate to equity not associated with compensation and thus, not included in the disclosed compensation tables.

Stock Option Granting Practices

We award stock option grants at the same time other elements of annual compensation are determined so that we can consider all pieces of compensation when determining the grant awards. We set the exercise price at the closing price of our common stock on the date of grant.

Management recommends the awards to be made pursuant to our long term incentive plan to the Compensation Committee. While the Compensation Committee gives significant weight to Management recommendations concerning grants to Senior Executive Management Team members (other than the Chief Executive Officer), the Compensation Committee makes the determination whether and to whom to issue grants and determines the amount of the grant. The Board of Directors has delegated to Messrs. Whitney, Novas and Simon the ability to make grants to employees who are not Senior Executive Management Team members. In the case of these grants, the Committee sets all the terms of each award, except the actual number of stock options, which are determined by Messrs. Whitney, Novas and Simon pursuant to guidelines approved by the Compensation Committee in January of each year.

Grants may also be made on other dates the Board of Directors meets. In March 2007, the Board of Directors set aside a pool of

420,000 stock options for the purposes of retention and new hire recruitment. The Board of Directors has delegated to Messrs. Whitney, Novas and Simon the ability to allocate this pool.

Deductibility of executive compensation

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of $1.0 million paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Compensation Committee believes that the annual incentive awards and stock option grants satisfy the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under these plans qualify as performance-based compensation.

For 2006, the annual salary paid to Mr. Whitney did not exceed $1.0 million. The Compensation Committee sets Mr. Whitney’s salary based on competitive data. The other Named Executive Officers were in each case paid salaries of less than $1.0 million as well. The 2006 annual incentives were all paid pursuant to our annual incentive program and will, therefore, be deductible. Stock options granted under the terms of long term incentives are exempt as performance-based compensation for purposes of calculating the $1.0 million limit. We expect to continue to qualify most compensation paid to the Named Executive Officers as tax deductible.

Total compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based compensation. The Compensation Committee reviewed each component of compensation and believes that the compensation was reasonable in its totality. Before finalizing compensation actions in 2006 for our Chief Executive Officer, the Compensation Committee took into consideration all elements of compensation accruing to Mr. Whitney in 2006. These elements included salary, annual incentive award and perquisites. Total compensation for each of the Named Executive Officers was reviewed by the Compensation Committee for 2006. Before finalizing compensation for 2006, the Compensation Committee considered each Named Executive Officer’s salary, annual incentive award and stock option gains realized from exercising stock options. The Compensation Committee will continue to review total compensation at least on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with Management the section of this Proxy Statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that section be included in our 2006 Annual Report on Form 10-K and in this 2007 Proxy Statement.

THE COMPENSATION COMMITTEE

Frederick A. Cardin, Chair

Chester P. Schwartz

EXECUTIVE COMPENSATION

Consistent with SEC regulations, the following tables provide information on compensation and stock based awards paid, earned or awarded for 2006 by WIN to our Chief Executive Officer, Co-President and Chief Financial Officer and our three other most highly compensated executive officers, and two former employees for whom disclosure would be required had they not terminated employment with us during our 2006 fiscal year.

SUMMARY COMPENSATION

Year ended December 31, 2006

Name and Principal Position	Year	Salary	Bonus (a)	Option awards (b)	All other compensation (c)	Total
Russell A. Whitney	2006	$600,000	$562,500	$135,000	$190,050	$1,487,550
Chairman of the Board and Chief Executive Officer

Alfred R. Novas	2006	$241,346	$281,250	$61,453	$41,971	$626,020
Co-President and
Chief Financial Officer

Ronald S. Simon	2006	$300,000	$281,250	$188,042	$3,077	$772,369
Co-President and Chief Operating Officer and Secretary

John F. Kane	2006	$250,000	$150,000	$126,625	$2,192	$528,817
Executive Vice President, Operations

Marie B. Code	2006	$184,618	$212,500	$27,000	$4,500	$428,618
General Counsel

Nicholas S. Maturo	2006	$300,000	—	$189,963	$97,357	$587,320
Former President and Chief Operating Officer
(until December 15, 2006)

Rance Masheck	2006	$224,135	—	—	$2,533,830	$2,757,965
Former Vice President, Sales and Marketing of EduTrades, Inc., a subsidiary of the Company
(until December 14, 2006)

(a)   Bonus amounts reflected Board of Directors’ approved cash awards for 2006.

(b)   This column shows the amount we expensed for the options during 2006 under the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), Statement of Financial Accounting Standard (SFAS) No. 123R for outstanding stock option awards and includes compensation cost recognized in the Consolidated Financial Statements with respect to awards granted in 2006 and previous fiscal years. The fair value of the awards has been determined based on the assumptions set forth in our 2006 Form 10-K (Note 9 – Stock options and warrants) and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(c)   Mr. Masheck’s amount included payments to two companies he owns: 1) Market Gear, Inc. for $642,536 for software and, 2) Investor Maker, Inc. for $1,887,082 for services, and $4,212 with respect to the Company’s contribution to our 401(k) Plan.

ALL OTHER COMPENSATION
Year ended December 31, 2006

Name	Year	Personal use of Company transportation	Personal use of Company employee services	Executive relocation	Insurance premiums	Company contributions to 401(k) Plan	Severance payments / accruals	Other benefits	Total

Russell A. Whitney (a)	2006	$152,970	$37,080	—	—	—	—	—	$190,050
Alfred R. Novas (b)	2006	—	—	$41,971	—	—	—	—	$41,971
Ronald S. Simon	2006	—	—	—	—	$3,077	—	—	$3,077
John F. Kane	2006	—	—	—	—	$2,192	—	—	$2,192
Marie B. Code	2006	—	—	—	—	$4,500	—	—	$4,500
Nicholas S. Maturo (c)	2006	—	—	—	$12,504	$4,115	$80,738	—	$97,357
Rance Masheck (d)	2006	—	—	—	—	$4,212	—	$2,529,618	$2,533,830

(a)           Mr. Whitney’s personal use of Company transportation included $7,500 for Company car expenses and $145,470 for personal use of the Company aircraft. The value of personal use of the Company aircraft is the incremental variable cost associated with each trip which is calculated as a portion of the aircraft fuel, hangar cost, flight crew, travel fees, ongoing maintenance and repairs, landing fees and catering costs. The personal use of Company employee services of $37,080 includes a portion of the expense associated with employees in our Real Estate Development group that spent time on projects related to Mr. Whitney’s personal business.

(b)           Represented temporary housing in connection with a relocation.

(c)           Mr. Maturo’s termination of employment was December 15, 2006. Under the terms of his employment agreement, he receives his regular salary for three months subsequent to termination and continuation of medical benefits for twelve months subsequent to termination. The severance accrual includes the salary expense plus the associated employer payroll tax expense. We accrued the expense as of December 31, 2006.

(d)           Mr. Masheck was terminated on December 14, 2006. The “Other benefits” amount of $2,529,618 for Mr. Masheck included payments to companies he owns which provided services and a software product for us.

GRANTS OF PLAN BASED AWARDS

Year ended December 31, 2006

The following Grants of Plan Based Awards table provides additional information about the option awards granted to our Named Executive Officers during the year ended December 31, 2006. We do not have any nonequity incentive award plans and have therefore omitted the corresponding columns.

Name	Grant date	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of option awards

Alfred R. Novas	2/10/2006	25,000	$7.60	$128,250

We estimated the grant date present values using the Black-Scholes option pricing model. We used the following assumptions in calculating the Black-Scholes fair value for the option listed above:

2006
Expected term of options in years	5.75
Weighted average volatility	74.5%
Risk-free rate of return	4.6%
Dividend yield	0.0%
Weighted average fair market value at grant date	$5.13

The following table provides information on the current holdings of stock option awards by the Named Executives Officers. This table includes unexercised and unvested option awards. Stock option awards vest 25% on the grant date, an additional 25% vests on the completion of the first year of service, another 25% vests on the completion of the second year of service and 25% of the shares vest at the end of the third year of service. All options expire ten years from the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Year ended December 31, 2006

	Option awards
	Option grant	Number of securities underlying unexercised options	Number of securities underlying unexercised options	Option exercise	Option expiration
Name	date	Exercisable	Unexercisable	price	date

Russell A. Whitney	12/13/2005	62,500	62,500	$6.75	12/13/2015

Alfred R. Novas	02/10/2006	6,250	18,750	$7.60	02/10/2016

Ronald S. Simon	12/13/2005	50,000	50,000	$6.75	12/13/2015
	01/28/2004	75,000	25,000	$4.50	01/28/2014
	02/27/2003	50,000	—	$3.70	02/27/2013
	05/01/2000	68,000	—	$2.00	05/01/2010
	08/31/1999	25,000	—	$1.88	08/31/2009

John F. Kane	12/13/2005	50,000	50,000	$6.75	12/13/2015
	01/28/2004	18,750	6,250	$4.50	01/28/2014

Marie B. Code	12/13/2005	12,500	12,500	$6.75	12/13/2015

Nicholas S. Maturo (a)	12/13/2005	50,000	50,000	$6.75	12/13/2015
	01/28/2004	75,000	25,000	$4.50	01/28/2014
	08/29/2003	10,000	—	$3.90	08/29/2013
	04/14/2003	10,000	—	$4.10	04/14/2013
	02/27/2003	25,000	—	$3.70	02/27/2013

(a) Mr. Maturo’s employment ended on December 15, 2006 and any stock options held with the Company were forfeited on March 15, 2007.

OPTION EXERCISES

Year ended December 31, 2006

The following option exercises table provides additional information about the value realized by the Named Executive Officers on option award exercises during the year ended December 31, 2006.

	Option awards
Name	Number of shares acquired on exercise	Value realized on exercise

Russell A. Whitney (a)	101,250	$644,063
Ronald S. Simon	200,000	$1,591,750
John F. Kane	40,000	$318,350

(a) Includes 26,250 stock options originally issued to Ingrid Whitney, the wife of Russell A. Whitney.

Employment Agreements

In 2003, we entered into an employment agreement with Mr. Whitney which expires in 2007. The agreement provided an initial salary of $400,000 per year, together with bonuses to be granted by the Compensation Committee of our Board of Directors, and customary employee benefits, including health insurance. The Compensation Committee established Mr. Whitney’s salary at $600,000 for 2006. Bonuses granted by the Board of Directors to Mr. Whitney are determined by the Compensation Committee.

Also in 2003, we also entered into employment agreements with Messrs. Simon and Kane, providing for initial annual salaries of $180,000, and $172,000, respectively. The employment agreements expire in 2007. The Compensation Committee established annual salaries of $300,000 and $250,000 for Messrs. Simon and Kane, respectively in 2006. We have instituted a cash bonus plan which will be administered by the Compensation Committee of our Board of Directors.

In 2006, we entered into an employment agreement with Mr. Novas which expires in 2009. The agreement provides an initial salary of $250,000 per year, and increased to $275,000 six months after joining us, together with a cash bonus plan which will be administered by the Compensation Committee of our Board of Directors.

We have not adopted any retirement, pension or profit sharing plans for the benefit of our Named Executive Officers or directors. Our stock options award plan (the 1998 Stock Option Plan) is for the benefit of our officers, directors, employees and consultants. We also offer our employees a 401(k) Plan. Our contributions to the plan, charged to operations, for the years ended December 31, 2006, 2005, and 2004, were $0.2 million, $0.2 million and $0.1 million, respectively.

Change in control. The Company does not provide for change in control severance agreements for its Named Executive Officers. If a change of control occurs, the Company is not required to make payments other than the amount and benefits owed and accrued at the time of the change.

DIRECTORS COMPENSATION

As described more fully below, this table summarizes compensation paid to each nonemployee director during 2006.

Name	Fees earned or paid in cash	Stock awards (a)	Total

Frederick A. Cardin (b)(e)	$12,500	$12,479	$12,500
Chester R. Schwartz (b)(e)	12,500	7,031	12,500
Stephen L. Cootey (b)(c)(e)	12,500	17,425	47,350
Anthony B. Petrelli (b)(d)(e)	12,500	14,575	44,300

(a)   Prior to January 1, 2007, upon joining our Board, independent directors received 5,000 stock options granted under our 1998 Stock Option Plan. This column shows the amount we have expensed during 2006 under SFAS No. 123R for outstanding stock option awards and includes compensation cost recognized in the Consolidated Financial Statements with respect to awards granted in 2006 and previous fiscal years. The fair value of the awards has been determined based on the assumptions set forth in our 2006 Form 10-K (Note 9 - Stock options and warrants) and do not correspond to the actual value that will be recognized by the director.

(b)   The Board did not issue stock options to Messrs. Cardin and Schwartz in 2006. The Board granted 5,000 options to Messrs. Cootey and Petrelli upon being named to the Board in January and March 2006, respectively.

(c)   Mr. Cootey resigned from the Board of Directors on March 22, 2007.

(d)   Mr. Petrelli resigned from the Board of Directors on March 23, 2007.

(e)   The aggregate number of option awards outstanding at December 31, 2006 for each independent director:

•	Frederick A. Cardin	25,000
•	Chester P. Schwartz	11,250
•	Stephen L. Cootey	5,000
•	Anthony B. Petrelli	5,000

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Employee Directors. Employee directors do not receive additional compensation for serving on the Board of Directors.

Nonemployee Directors Annual Compensation. In 2006, nonemployee directors received a $10,000 annual retainer and a potential 5,000 per annum stock option grant. Audit Committee members also received an additional $2,500 per annum. Expenses incurred by our directors in attending Board meetings are reimbursed.

In December 2006, the Compensation Committee of the Board of Directors completed a review of compensation for nonemployee directors employing Mercer Human Resources Consulting. The review included an analysis of the most recent proxy statements of the eight publicly traded educational service companies that were used for the executive compensation market survey. The select group of companies were comparably sized and in related or similar industry segments. This group consisted of the following companies:

•                  Corinthian Colleges, Inc.

•                  Bright Horizons Family Solutions, Inc.

•                  Franklin Covey Co.

•                  Strayer Education, Inc.

•                  INVESTools Inc.

•                  eCollege.com

•                  Universal Technical Institute, Inc.

•                  Lincoln Educational Services Corporation

Several assumptions were used in this review by Mercer; the typical director:

•                  attends all Board meetings

•                  is a member of two committees

•                  attends ten committee meetings (five of each committee)

•                  is a chairman of one of those committees

•                  is not a member of the Audit or Compensation Committee

Option grants were valued using the Black-Scholes option pricing model as of the Annual Meeting of Shareholders date. Six years was selected as an average number of years of Board service.

The total annual compensation for nonemployee directors is lower than all of the surveyed companies, according to Mercer. Mercer also noted trends across the broader market regarding nonemployee director compensation, including:

•                  rising levels of outside director compensation

•                  collapsing meeting fees into the annual retainer

•                  splitting total compensation between cash and equity to create a 50% / 50% balance

•                  providing enhanced fees for committee chairmen

•                  using restricted stock instead of options for annual equity awards

•                  establishing ownership requirements for outside directors

Mercer Human Resources Consulting recommended increasing the targeted value of total compensation for outside directors to $80,000. Mercer noted this is slightly higher than the current market median, but was in line with broader market trends of increasing director compensation.

Other recommendations from Mercer included:

•                  split the total compensation in half between retainer and equity

•                  the annual retainer of $40,000 could be taken in cash or equity at the director’s discretion

•                  the remaining $40,000 would be provided through an annual grant of stock options vesting one year from the date of grant

•                  An initial grant of two times the annual grant could be provided new directors upon election.

•                  Provide a retainer for the committee chairs between $5,000 and $10,000

Effective January 1, 2007, each director who is not an employee of WIN receives an a cash retainer of $40,000 per annum paid quarterly and an annual stock option grant retainer of 10,000 options with an exercise price at a fair market value. Stock options will vest 50% at grant and 50% at the end of the first year. Committee chairs also receive an annual retainer of $5,000 per annum. On March 15, 2007, each director was granted 10,000 stock options at an exercise price of $4.18 per share for their 2007 service.

Insurance. We also pay the premiums on directors’ and officers’ liability insurance policies. The annual cost of this coverage is approximately $0.1 million. This is not included in the tables above as it is not considered compensation to the directors.

Notice to shareholders of indemnification of directors

On January 30, 2007, we were served a complaint by Rodney Durham on behalf of himself and all others similarly situated v. Whitney Information Network, Inc., Russell A. Whitney and Nicholas S. Maturo filed on December 28, 2006 in the United States District Court in the Middle District of Florida accusing us of securities violations. The complaint seeks damages for violations of federal securities laws on behalf of all investors who acquired our stock from November 18, 2003 through and including December 15, 2006 (the “Class Period”). We will vigorously defend ourselves in this action, but our operating results and Management’s attention may be adversely impacted by the outcome of this lawsuit.

On March 8, 2007, we were served a complaint by Robert Ghosio, Jr. on behalf of Nominal Defendant Whitney Information Network, Inc. v. Russell A. Whitney, Nicholas S. Maturo, Frederick A. Cardin, Chester P. Schwartz, Ronald S. Simon and Whitney Information Network, Inc., filed in the United States District Court in the Middle District of Florida. This action is a derivative complaint alleging that the named defendants violated certain fiduciary and securities laws. We intend to vigorously defend ourselves in this case. However, our operating results and management’s attention may be adversely impacted by the outcome of this lawsuit.

As required under our bylaws and Colorado state statutes, we hereby provide written notification to our shareholders that the Company is indemnifying and advancing expenses to the named independent directors – Messrs. Cardin and Schwartz, as well as employee directors — Messrs. Whitney and Simon.

Equity compensation plan information

The following table summarizes, as of December 31, 2006, the equity compensation plans under which we may issue shares of stock to our directors, officers and employees under the 1998 Stock Option Plan (in thousands).

Plan Category	Number of common shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of common shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,253	$4.49	189

What are the key features of the 1998 Stock Option Plan?

Our 1998 Stock Option Plan provides for the granting of stock options to key employees. Vesting under the 1998 Stock Option Plan is as follows: 25% of the options vest on the grant date, an additional 25% vests on the completion of the first year of service, another 25% vests on the completion of the second year of service, and 100% of the shares vest at the end of the third year of service. All options expire ten years from the date of grant.

The 1998 Stock Option Plan provides for the issuance of up to 2,187,500 shares of stock as incentive stock options and nonqualified stock options. Only our employees and directors are eligible to receive awards under the 1998 Stock Option Plan. The purpose of the 1998 Stock Option Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similar companies and align the interest of employees and directors with those of our shareholders. The 1998 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option grant under the 1998 Stock Option Plan may not be less than the average market price of our stock on the date of the grant and no options may have a term of more than ten years.

If Item 3 of this Proxy Statement is approved by the shareholders, the expansion of the number of stock options available for grant under the 1998 Stock Option Plan will increase from 2,187,500 to 3,437,500, or an incremental 1,250,000 stock options available for grant.

What has been the performance of the Company’s stock?

Five year performance graph: 2002-2006

The following graph shows a comparison of cumulative total returns for an investment in the common stock of Whitney Information Network, Inc., the Russell 2000 Microcap® Index and a self-determined peer group of public companies within the education industry.  The peer group of companies includes the following six education companies: Bright Horizons Family Solutions, Inc., Corinthian Colleges, Inc., eCollege.com, Franklin Covey Company, INVESTools, Inc., and Strayer Education, Inc.

The annual changes for the five year period shown in the graph on this page are based on the assumption that $100 had been invested in Whitney Information Network, Inc. stock, the Russell Microcap® Index and the self-determined peer group previously described, on December 31, 2001.  In addition, it is assumed the self-determined peer group and Whitney Information Network, Inc. reinvest its dividends. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2006.

This graph is not deemed to be “soliciting material” or to be “filed” with the SEC, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease approximately 2,200 square feet of training facilities at 1611 East Cape Coral Parkway (“1611 Cape Coral Parkway”), approximately 9,000 square feet of space at 1625 East Cape Coral Parkway (“1625 Cape Coral Parkway”) which is used for offices and shipping, and 4,802 square feet at 1630 Southeast 47th Terrace which we use as a training facility, all in Cape Coral, Florida from Cape Promenade Trust which is for the benefit of our Chairman and Chief Executive Officer and Ingrid Whitney. The leases are for three years and began on March 1, 2003, March 1, 2003 and June 1, 2004 respectively. The monthly rentals are $1,943, $13,125 and $7,238 respectively. We are on a month-to-month basis with respect to the 1611 Cape Coral Parkway lease that expired in March 2006. We extended the lease with respect to 1625 East Cape Coral Parkway through June 30, 2009.

From 2002 to the present, our Chairman and Chief Executive Officer benefited from our students’ purchase of residential lots and the construction of homes on lots they acquire in the Cape Coral, Florida area because the students purchased these lots from Gulfstream Development Corp. (“Gulfstream”), from other lot owners and, in the past, from our Chairman and Chief Executive Officer. The students were presented this opportunity at one of our advanced real estate courses by realtors representing Gulfstream. Our Chairman and Chief Executive Officer owns 25% of and receives compensation from Gulfstream. We had no involvement in the students’ decision to purchase lots or in their dealings with the realtor or Gulfstream. Gulfstream often constructs homes on lots owned by our students. Through an informal arrangement with Gulfstream, we receive a referral fee of $2,000 for every Gulfstream home built for our students, amounting to $0.3 million and $0.3 million for the years ended December 31, 2006 and 2005, respectively.

We have investments in three entities in which our Chairman and Chief Executive Officer and our Co-President and Chief Operating Officer have minority ownership interests. The entities are Rancho Monterey, S.A., Monterey del Este, S.A. and Monterey del Mar, S.A.  Our Chairman and Chief Executive Officer indirectly owns approximately 11% of Rancho Monterey, S.A. and 8% of Monterey del Este, S.A. Our Co-President and Chief Operating Officer indirectly owns approximately 1.4% of Rancho Monterey, S.A.

Our Chairman and Chief Executive Officer, our Vice President, Real Estate Development, our General Manager, eBusiness and two former employees have an investment in shares of Monterey Green Acres, S.A. which owns approximately 1,500 acres in Monterey, Costa Rica. We have no interest in this investment and will not share in any proceeds from the intended sale of the entity’s shares and related property.  A letter of intent to purchase Monterey Green Acres, S.A. has been signed by an interested buyer who is an independent contractor for us.

Our Chairman and Chief Executive Officer, Ingrid Whitney, certain employees, independent contractors, vendors  and former students own partial interests in CA One Investors, LLC, a limited liability company which owns through Monterrey Sun and Wind, S.A., a Costa Rican company, 48 acres of land in Esterrillos del Este, Coast Rica.  We have no interest in this investment and will not share in any proceeds from the sale of its assets.  Our Co-President and Chief Operating Officer is a member of CA One Investors, LLC.

Rancho Holdings, S.A. holds a 20% interest in Rancho Monterey, S.A. and an 8% interest in Monterey del Este, S.A.  Our Chairman and Chief Executive Officer is an indirect owner of Rancho Holdings, S.A.  A principal of Gulfstream Development Corp. is also an indirect owner of Rancho Holdings, S.A.

Our Chairman and Chief Executive Officer and Ingrid Whitney, our Co-President and Chief Operating Officer and his wife, former employees, associates and independent contractors own Costa Rica Consulting, LLC (CRC). Our General Counsel is a trustee of CRC.  CRC owns a 10% share of Rancho Monterey, S.A.

Our Chairman and Chief Executive Officer, our Co-President and Chief Operating Officer, our Vice President, Real Estate Development and an employee of ours are officers of and investors in Alico Investors I, LLC, a limited liability company that has sold or is selling membership interests to our students and others.  Our Vice President, Marketing, one of our external attorneys, some of our independent contractors, and students are also investors. A member of our Board of Directors was initially part of this limited liability company but withdrew.  Alico Investors I, LLC subsequently refunded his investment and he is no longer associated with this project. We do not receive any remuneration from this limited liability company.

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Chester P. Schwartz, Chair, and Frederick A. Cardin.

The Board of Directors has determined that each member of the Committee is “independent” within the meaning of the applicable rules of the SEC. The Board of Directors has also determined that each member of the Committee is financially literate. In addition, the Board determined that Chester P. Schwartz is an “audit committee financial expert” within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter, effective 2002. The amendments updated the role of the Audit Committee in overseeing the Company’s internal controls over financial reporting. The charter is available on our Web site at http://www.wincorporte.com/corpgov.htm.

What are the responsibilities of the Audit Committee?

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s Consolidated Financial Statements, the adequacy of the Company’s system of internal controls and procedures and disclosure controls and procedures, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the Company’s Sarbanes-Oxley Implementation function and independent auditors. The Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors (who report directly to the Committee). The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.

The Committee met seven times during 2006. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include private sessions with the Company’s independent auditors, in each case without the presence of the Company’s management, as well as executive sessions consisting of only Committee members. The Committee also meets with Senior Executive Management from time to time. In addition to the scheduled meetings, Senior Executive Management confers with the Committee or its Chair from time to time, as Senior Executive Management deems advisable or appropriate, in connection with issues or concerns that arise throughout the year.

Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on Management’s representation that the Consolidated Financial Statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent auditors included in their report on the Company’s financial statements. The Committee has also relied, without independent verification, on Management’s representation that the Company’s internal control over financial reporting is effective and on the opinion of the independent auditors included in their report on the Company’s internal control over financial reporting.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s Consolidated Financial Statements, the Committee reviews and discusses with both Management and the Company’s independent auditors all annual and quarterly Consolidated Financial Statements prior to their issuance. During 2006, Management advised the Committee that each set of Consolidated Financial Statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the Consolidated Financial Statements and disclosures related to critical accounting practices. The Committee has also discussed with EKS&H matters relating to its independence, including a review of audit and non-audit fees and written disclosures from EKS&H to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether nonaudit services provided by the independent auditors are compatible with the independent auditors’ independence. The Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structures. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Has the Audit Committee made a recommendation regarding the audited Consolidated Financial Statements for 2006?

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Board of Directors, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that it include the audited Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

THE AUDIT COMMITTEE

Chester P. Schwartz, Chair

Frederick A. Cardin

ADDITIONAL INFORMATION

Do we use the services of a proxy solicitor?

No, we do not use the services of a proxy solicitor.

What is “householding” of proxy materials?

The Company has adopted a procedure called “householding” which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single Annual Report and Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders or they participate in electronic delivery of proxy materials. Shareholders who participate in householding will continue to receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Whitney Information Network, Inc., Investor Relations, 1612 East Cape Coral Parkway, Cape Coral, FL 33904 or by calling Investor Relations at (239) 542-0643.

May I propose actions for consideration at next year’s Annual Meeting of Shareholders or nominate individuals to serve as directors?

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for presentation at our 2008 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at Whitney Information Network, Inc., 1612 East Cape Coral Parkway, Cape Coral, FL 33904 by December 31, 2007. The proposal should be sent to the attention of our Corporate Secretary.

Under our bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2008 Annual Meeting no later than 90 days in advance of the 2008 Annual Meeting if it is being held within 30 days before or after the anniversary of the date (Wednesday, July 11, 2007) of this year’s Meeting. For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

We intend to hold our Annual Meeting of Shareholders each June or July of each year. Assuming that our 2008 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by March 31, 2008.

The nomination must contain the following information about the nominee:

•                  name;

•                  age;

•                  business and residence addresses;

•                  principal occupation or employment;

•                  the number of shares of common stock beneficially owned by the nominee;

•                  a description of all arrangements or understandings between such Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Shareholder;

•                  a representation that such Shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

•                  the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and

•                  a signed consent of the nominee to serve as a director of the Company, if elected.

Notice of a proposed item of business must include:

•                  a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•                  the shareholder’s name and address as they appear on our records;

•                  the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate);

•                  any material interest of the shareholder in such business;

•                  a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and

•                  a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

The Board is not aware of any matters that are expected to come before the 2007 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the proxy appointed by the Board of Directors intends to vote the proxies in accordance with their best judgment.

The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Bylaw provisions. You may contact WIN’s Corporate Secretary at the address mentioned above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

WHITNEY INFORMATION NETWORK, INC.

C/O CORPORATE STOCK TRANSFER

3200 CHERRY CREEK DR.

SUITE 430

DENVER, CO 80209

BALLOT INSTRUCTIONS FOR REGISTERED SHAREHOLDERS

Your vote is important. Please vote immediately.

VOTE BY INTERNET - www.vote.corporatestock.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59pm EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Whitney Information Network, Inc., c/o Corporate Stock Transfer, 3200 Cherry Creek Dr., Suite 430, Denver, CO 80209.

If you are voting by Internet,
please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Whitney Information Network, Inc.

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4
To withhold authority to vote for any individual
1.	ELECTION OF DIRECTORS:						nominee(s), mark “For All Except” and write the
				For	Withhold	For All	name of the nominee(s) on the line below.
				All	All	Except
(01) Russell A. Whitney
(02) Ronald S. Simon
(03) Frederick A. Cardin
(04) Chester P. Schwartz
(Page 13 of Proxy)

				☐	☐	☐

		For	Against	Abstain
Vote on proposals

2.	the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the year ending December 31, 2007 (Page 15 of Proxy)	☐	☐	☐

3.	the expansion of the number of options available for issuance under the 1998 Stock Option Plan (Page 16 of Proxy)

4.	the adoption of an employee stock purchase plan
	(Page 17 of Proxy)	☐	☐	☐

NOTE: Please sign exactly as the name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN] Date				Signature (Joint Owners) Date

Whitney Information Network, Inc.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, July 11, 2007
9:00 am EDT
Whitney Information Network, Inc.
Wealth Intelligence Academy® Training Center
1630 Southeast 47th Terrace
Cape Coral, Florida 33904

ADMISSION TICKET

WHITNEY INFORMATION NETWORK, INC.’s 2007 ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 9:00am (EASTERN DAYLIGHT SAVING TIME) ON WEDNESDAY, JULY 11, 2007, AT THE WEALTH INTELLIGENCE ACADEMY® TRAINING CENTER AT 1630 SOUTHEAST 47TH TERRANCE IN CAPE CORAL, FLORIDA. If you plan to attend the Annual Meeting of Shareholders, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of Whitney Information Network, Inc., which you are entitled to vote or to direct the voting of.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

(PLEASE DETACH PROXY CARD AT PERFORATION)

WHITNEY INFORMATION NETWORK, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Marie B. Code, as Proxy with full power of substitution, to vote as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Whitney Information Network, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on Wednesday, July 11, 2007 or any adjournment thereof.

NOMINEES FOR DIRECTOR:

Russell A. Whitney, Ronald S. Simon, Frederick A. Cardin and Chester P. Schwartz

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.

This Proxy when properly executed will be voted as directed; if no direction is indicated, it will be voted as follows:

•                  FOR the election of the four nominees for directors named in this Proxy Statement;

•                  FOR the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors for the year ending December 31, 2007;

•                  FOR the expansion of the number of options available for issuance under the 1998 Stock Option Plan; and

•      FOR the approval of an employee stock purchase plan.

(CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE)

SEE REVERSE SIDE

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated , 2007

Signature

Print Name

PLEASE MARK, SIGN, AND DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Signature, if held jointly

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. ☐